Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact
Kathleen Skarvan
Chief Executive Officer
Electromed, Inc.
952-758-9299
kskarvan@electromed.com

ELECTROMED, INC. REPORTS FISCAL YEAR 2013 THIRD QUARTER RESULTS

New Prague, Minnesota – May 14, 2013 – Electromed, Inc. (NYSE MKT: ELMD) today announced financial results for the three-month period ended March 31, 2013. Net revenues for the three months ended March 31, 2013, were approximately $3,199,000, a 33.0% decrease compared to net revenues of approximately $4,774,000 for the same period last year. The Company also announced net loss of approximately $431,000, or $(0.05) per basic and diluted share, for the three months ended March 31, 2013, compared to net income of approximately $95,000 or $0.01 per basic and diluted share, for the same period last year. The decrease in net income primarily resulted from a decrease in homecare revenue partially offset by decreases in expenses. The decrease in homecare revenue was caused by downward pressure on pricing and added administrative procedures implemented by third party payers in the insurance claims process which has lengthened the approval process. Although total revenue was down, the Company experienced growth in international revenue of $50,000 to $215,000 for the three months ended March 31, 2013, as well as increases in government/institutional revenue of $124,000 to $373,000 compared to the same period last year.

Chief Executive Officer, Kathleen Skarvan said, “We believe we’ve hit the low watermark in terms of revenues and we are slowly seeing upward progress. While the beginning of calendar year 2013 continued to be a challenging selling and reimbursement environment, we achieved record referrals in the third quarter and approvals trended positively in the latter half of the quarter which speaks to the strength of our sales force and reimbursement teams. We see the positive momentum continuing into the fiscal fourth quarter and believe that the trend will continue into fiscal 2014.”

Electromed, Inc.
Results for the Three-Months Ended March 31, 2013

Gross profit decreased to approximately $2,442,000 for the three months ended March 31, 2013, compared to $3,369,000 or the same period in fiscal 2012. Gross profit as a percentage of revenue, however, increased to 76.3% for the three months ended March 31, 2013, from approximately 70.6% in the same period of 2012. The increase in gross profit percentage was the result of higher than average reimbursement from the mix of referrals during the three month period. Factors such as diagnoses that are not assured of reimbursement, insurance programs with lower allowable reimbursement amounts (for example, state Medicaid programs), and whether the patient meets prerequisite medical criteria for reimbursement, affect average reimbursement received on a short-term basis. These factors tend to fluctuate on a quarterly basis. During the quarter ended March 31, 2013, the Company continued to focus on cost efficiencies, which also contributed to the increase in gross profit percentage.

Operating expenses, which consist of selling, general, and administrative expenses and research and development expenses, were approximately $3,136,000 for the three months ended March 31, 2013. Operating expenses remained relatively flat even with increases in staffing within the sales and reimbursement departments, as well as incurring additional professional fees. The Company was able to offset these increased costs by reducing certain operating expenses such as travel, meals and entertainment, marketing, advertising, and research and development.

Total cash and cash equivalents was approximately $505,000 as of March 31, 2013. For the three months ended March 31, 2013, net cash used in operating activities was approximately $212,000, composed primarily of a decrease in the Company’s accounts receivable, which was offset by increases in inventory, prepaid expenses and other assets and accounts payable and accrued liabilities. An aggregate of $233,000 was used for investing activities during the three months ended March 31, 2013 for purchases of property and equipment and payment of trademark and patent costs. Cash used in financing activities was approximately $56,000, consisting of payments of line of credit, long-term debt and capital lease obligations. The Company believes it will be out of compliance with its existing debt covenants at June, 30, 2013, and therefore has classified the term note, with a December 2014 maturity date as a current liability. The bank has waived all existing covenant violations as of May 13, 2013. The Company is working with the bank and believes it will be able to successfully modify the covenants in the current debt agreement in order to be in compliance as of June 30, 2013.

“Our focus is on controlling costs more aggressively in the short term while implementing key strategies for growth both domestically and internationally,” noted Skarvan. “We are adapting quickly to the current economic and reimbursement environment by revising our processes and selling our product based on features and benefits that best serve our customers, with an emphasis on securing additional third-party payer contracts. By shifting to this strategy, we believe we will ultimately increase profitability.”

Electromed, Inc.
Results for the Three-Months Ended March 31, 2013

About Electromed, Inc.

Electromed, Inc. manufactures, markets, and sells products that provide airway clearance therapy, including the SmartVest® Airway Clearance System and related products, to patients with compromised pulmonary function. Further information about the Company can be found at www.electromed.com.

Cautionary Statements

Certain statements found in this release may constitute forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect the speaker’s current views with respect to future events and financial performance and include any statement that does not directly relate to a current or historical fact. Forward-looking statements can generally be identified by the words “believe,” “expect,” “anticipate” or “intend” or similar words. Forward-looking statements made in this release include the Company’s plans and expectations regarding sales momentum, sales growth, gross profit percentage, profitability, margins, and cost control. Forward-looking statements cannot be guaranteed and actual results may vary materially due to the uncertainties and risks, known and unknown, associated with such statements. Examples of risks and uncertainties for Electromed include, but are not limited to, the impact of emerging and existing competitors, the effectiveness of our sales and marketing initiatives, changes to reimbursement programs, as well as other factors described from time to time in our reports to the Securities and Exchange Commission (including our Annual Report on Form 10-K). Investors should not consider any list of such factors to be an exhaustive statement of all of the risks, uncertainties or potentially inaccurate assumptions investors should take into account when making investment decisions. Shareholders and other readers should not place undue reliance on “forward-looking statements,” as such statements speak only as of the date of this release.

Financial Tables Follow:

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Electromed, Inc.
Results for the Three-Months Ended March 31, 2013

Electromed, Inc. and Subsidiary
Condensed Consolidated Balance Sheets

	March 31, 2013	June 30, 2012
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$504,950	$1,702,435
Accounts receivable (net of allowances for doubtful accounts of $45,000).	9,198,044	10,850,859
Inventories	2,141,445	2,392,416
Prepaid expenses and other current assets	464,965	359,583
Income taxes receivable	841,978	340,744
Deferred income taxes	656,000	656,000
Total current assets	13,807,382	16,302,037
Property and equipment, net	3,633,916	3,170,014
Finite-life intangible assets	1,111,606	1,174,033
Other assets	291,830	274,940
Total assets	$18,844,734	$20,921,024

Liabilities and Equity
Current Liabilities
Revolving line of credit	$560,000	$1,768,128
Current maturities of long-term debt	1,388,935	254,020
Accounts payable	835,715	749,985
Accrued compensation	602,678	636,995
Warranty reserve	680,000	610,000
Other accrued liabilities	179,831	151,558
Total current liabilities	4,247,159	4,170,686
Long-term debt, less current maturities	18,326	1,390,003
Deferred income taxes	280,000	280,000
Total liabilities	4,545,485	5,840,689

Commitments and Contingencies

Equity
Common stock, $0.01 par value; authorized: 13,000,000; shares issued and outstanding: 8,114,252	81,143	81,143
Additional paid-in capital	13,091,315	12,959,136
Retained earnings	1,126,791	2,040,056
Total equity	14,299,249	15,080,335
Total liabilities and equity	$18,844,734	$20,921,024

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Electromed, Inc.
Results for the Three-Months Ended March 31, 2013

Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Operations
      (Unaudited)

	For the Three Months Ended March 31,		For the Nine Months Ended March 31,
	2013	2012	2013	2012

Net revenues	$3,198,534	$4,774,347	$11,086,190	$14,943,612
Cost of revenues	756,693	1,405,804	3,309,148	4,024,577
Gross profit	2,441,841	3,368,543	7,777,042	10,919,035

Operating expenses
Selling, general and administrative	3,034,189	2,904,534	8,850,735	9,434,995
Research and development	101,460	238,230	311,899	705,655
Total operating expenses	3,135,649	3,142,764	9,162,634	10,140,650
Operating income (loss)	(693,808)	225,779	(1,385,592)	778,385
Interest expense, net of interest income	29,158	42,684	91,673	130,194
Net income (loss) before income taxes	(722,966)	183,095	(1,477,265)	648,191

Income tax benefit (expense)	292,000	(88,000)	564,000	(283,000)
Net income (loss)	$(430,966)	$95,095	$(913,265)	$365,191

Earnings (loss) per share:
Basic	$(0.05)	$0.01	$(0.11)	$0.05
Diluted	$(0.05)	$0.01	$(0.11)	$0.04

Weighted-average common shares outstanding:
Basic	8,114,252	8,114,120	8,114,252	8,105,562
Diluted	8,114,252	8,116,759	8,114,252	8,116,977

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Electromed, Inc.
Results for the Three-Months Ended March 31, 2013

Electromed, Inc. and Subsidiary
Condensed Consolidated Statements of Cash Flows
       (Unaudited)

	For the Nine Months Ended March 31,
	2013	2012
Cash Flows From Operating Activities
Net income (loss)	$(913,265)	$365,191
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation	344,695	300,248
Amortization of finite-life intangible assets	98,069	91,032
Amortization of debt issuance costs	8,691	9,461
Share-based compensation expense	132,179	97,044
Loss on disposal of property and equipment	43,143	23,009
Changes in operating assets and liabilities:
Accounts receivable	1,652,815	(1,498,457)
Inventories	250,971	(555,980)
Prepaid expenses and other assets	(632,197)	(214,709)
Accounts payable and accrued liabilities	5,086	(296,198)
Net cash provided by (used in) operating activities	990,187	(1,679,359)

Cash Flows From Investing Activities
Expenditures for property and equipment	(707,140)	(736,197)
Expenditures for finite-life intangible assets	(35,642)	(25,146)
Net cash used in investing activities	(742,782)	(761,343)

Cash Flows From Financing Activities
Net payments on revolving line of credit	(1,208,128)	—
Principal payments on long-term debt including capital lease obligations	(236,762)	(298,590)
Payments of deferred financing fees	—	(11,313)
Proceeds from warrant exercises	—	29,301
Proceeds from subscription notes receivable	—	22,500
Net cash used in financing activities	(1,444,890)	(258,102)
Net decrease in cash and cash equivalents	(1,197,485)	(2,698,804)
Cash and cash equivalents
Beginning of period	1,702,435	4,091,739
End of period	$504,950	$1,392,935

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